EXHIBIT 99.1

AURELIO RESOURCE CORPORATION APPOINTS STEPHEN R. STINE & DAVID S. JOHNSON TO BOARD OF DIRECTORS

Littleton, Colorado - October 11, 2006

Aurelio Resource Corporation (OTC-BB: AULO) is pleased to announce that David S. Johnson and Stephen R. Stine have been appointed to the Board of Directors; Mr. Johnson has also been retained as General Counsel for the Company.

Fred Warnaars, President & CEO of Aurelio Resource Corp. stated that “We are honored to have these two experienced mining professionals join our team. Steve and Dave bring a wealth of knowledge and success to Aurelio that will greatly assist us in fast-tracking our properties to feasibility and production.”

David Stafford Johnson, has extensive domestic and international experience in mergers and acquisitions, strategic planning, IPO and RTO transaction structuring, and, major project development financing.

Mr. Johnson previously served as a member of the Executive Committee and General Counsel to Amselco Minerals, Inc. (a subsidiary of British Petroleum). While with the company he planned and facilitated documentation of a $100 million IPO, successfully managed a $20 million annual exploration budget and was responsible for negotiating and documenting $150 million of development financing through commodity loans, hedging contracts and traditional construction financing. As well, he has managed the acquisition, permitting and construction of four successful domestic mine development projects costing nearly $500 million.

As a principal and Vice President of Law of Castle Group, Inc., Mr. Johnson was responsible for the legal needs of the VenturesTrident partnerships and the Emerging Markets Gold Fund, which collectively controlled $185 million of institutional funds earmarked for domestic and international exploration and development financing. Most recently, he is responsible for facilitating a $100 million dollar acquisition of an existing and operating gold mine in Nevada.

Mr. Johnson is a graduate of Dartmouth College with an MBA from Arizona State University and a Juris Doctor from the University of Arizona.

Stephen R. Stine, P.E. is an international mining consultant with extensive experience in the areas of acquisitions, exploration, debt/equity financing, feasibility studies, open pit and underground mine development, designing, engineering, operating and expanding gold, silver, copper, zinc, molybdenum and platinum/palladium mines and processing plants.

Mr. Stine has effectively developed and operated mines in Mexico, Peru, Costa Rica, Burma (Myanmar), Slovakia, Canada and the United States. His expertise has led to several mine permits, feasibility studies, mine constructions and successful mining start-ups. He has also served as Vice President - Operations of First Dynasty Mines and Senior VP / COO of Alamos Gold.

Previous positions include President of Laguna Gold, President of New Millennium Mining, VP / General Manager North American Palladium, General Manager of FMC Gold’s Paradise Peak mine, and management and operational positions with Cyprus Minerals, U. S. Borax, Southern Peru Copper and AMAX.

Mr. Stine received a B.S. in Metallurgical Engineering from the Colorado School of Mines.

For more information, please contact:
Fred Warnaars
Tel: (303) 795-3030

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include that Steve Stine and Dave S. Johnson bring a wealth of knowledge and success to Aurelio that will greatly assist us in fast-tracking our properties to feasibility and production.

It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to keep our qualified personnel; that our estimates of copper resource are inaccurate; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration; that our application to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that analysis of data cannot be done accurately and at depth; that results which we have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s most recent 10-KSB and the Company’s recent 8-K announcing the Aurelio acquisition filed with the Securities and Exchange Commission.